Exhibit 10.2
SECURITY AGREEMENT
THIS SECURITY AGREEMENT (this “Security Agreement”) is executed as of July 1, 2011, by Irvine Sensors Corporation, a Delaware corporation (“Debtor”), whose address is 3001 Red Hill Avenue, Building 4, Suite 108, Costa Mesa, California 92626, and Costa Brava Partnership III L.P., in its capacity as Holder Representative under the Notes (as such term is defined below) (in such capacity, together with any successor appointed pursuant to the terms of the Notes, “Holder Representative”).
RECITALS
A. Debtor desires to issue up to $7,000,000 in aggregate principal amount of 12% Subordinated Secured Convertible Notes due 2015 (the “Notes”) to Costa Brava Partnership III L.P. (“Costa Brava”), The Griffin Fund LP (“Griffin”) and certain other investors who may purchase the Notes (such additional purchasers, collectively with Costa Brava and Griffin, the “Purchasers”).
B. The execution and delivery of this Security Agreement is a condition precedent to the willingness of the Purchasers to purchase and extend credit under the Notes.
ACCORDINGLY, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debtor and Holder Representative hereby agree as follows:
1. REFERENCE TO LOAN DOCUMENTS. This Security Agreement is one of the “Transaction Documents” referred to in the Notes.
2. CERTAIN DEFINITIONS. Unless otherwise defined herein, or the context hereof otherwise requires, each term defined in any of the Notes or the UCC is used in this Security Agreement with the same meaning; provided that, if the definition given to such term in the Notes conflicts with the definition given to such term in the UCC, the Notes definition shall control to the extent legally allowable; and if any definition given to such term in Chapter 9 of the UCC conflicts with the definition given to such term in any other chapter of the UCC, the Chapter 9 definition shall prevail. As used herein, the following terms have the meanings indicated:
Collateral has the meaning set forth in Section 4 hereof.
Collateral Obligor means any person or entity obligated with respect to any of the Collateral, whether as an account debtor, obligor on an instrument, issuer of securities, or otherwise.
Copyrights has the meaning set forth in Section 4 hereof.
Intellectual Property has the meaning set forth in Section 4 hereof.

New Secured Debt means all obligations, liabilities and indebtedness of every nature of the Company from time to time owed to the New Secured Note Holders under the New Secured Notes, including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the filing of a Proceeding under the Bankruptcy Code together with any interest accruing thereon after the commencement of a Proceeding, without regard to whether or not such interest is an allowed claim.
New Secured Notes means the Senior Subordinated Promissory Notes due 2013, in an aggregate principal amount of $4,000,000 issued by the Company to Costa Brava and Griffin (as amended by that certain Second Omnibus Amendment, dated as of July 1, 2011, by and among the Debtor, the Holder Representative, Costa Brava, Griffin, and certain other investors party thereto).
New Secured Note Holders means Costa Brava and Griffin as holders of the New Secured Notes, or any of their respective successors or assigns as the holders of the New Secured Notes.
Obligation means, collectively, all indebtedness, liabilities, and obligations of Debtor to the holders of the Notes and the Holder Representative arising under the Notes and this Security Agreement. The Obligation shall include, without limitation, future, as well as existing, indebtedness, liabilities, and obligations owed by Debtor to the holders of the Notes and the Holder Representative arising under the Notes and this Security Agreement.
Patents has the meaning set forth in Section 4 hereof.
Permitted Liens means the liens and security interests permitted by the Notes, including, for the avoidance of doubt, the liens and security interests securing Debtor’s obligations with respect to the Existing Secured Note.
Previous Convertible Debt means all obligations, liabilities and indebtedness of every nature of the Company from time to time owed to the Previous Convertible Note Holders under the Previous Convertible Notes, including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the filing of a Proceeding under the Bankruptcy Code together with any interest accruing thereon after the commencement of a Proceeding, without regard to whether or not such interest is an allowed claim.
Previous Convertible Notes means the 12% Subordinated Secured Convertible Notes due 2015, in an aggregate principal amount not to exceed $11,020,800, that have been issued and may in the future be issued by the Company pursuant to that certain Securities Purchase Agreement, dated as of December 23, 2010, among the Company and the initial holders of such Previous Convertible Notes (as amended by that certain Second Omnibus Amendment, dated as of July 1, 2011, by and among the Debtor, the Holder Representative, Costa Brava, Griffin, and certain other investors party thereto).

Previous Convertible Note Holders means Costa Brava, Griffin and certain other investors as holders of the Previous Convertible Notes, or any of their respective successors or assigns as the holders of the Previous Convertible Notes.
Security Interest means the security interest granted and the pledge and assignment made under Section 3 hereof.
Summit means Summit Financial Resources, L.P., a Hawaii limited partnership.
Summit Consent Letter means the letter, dated as of June 30, 2011, from Summit to the Company consenting, among other things, to the issuance of the Notes and waiving certain defaults under the Summit Financing Agreement.
Summit Debt means all obligations, liabilities and indebtedness of every nature of the Company from time to time owed to Summit under the Summit Financing Agreement, including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the filing of a Proceeding under the Bankruptcy Code together with any interest accruing thereon after the commencement of a Proceeding, without regard to whether or not such interest is an allowed claim.
Summit Financing Agreement means the Financing Agreement, dated as of June 16, 2009, between the Company and Summit.
Trademarks has the meaning set forth in Section 4 hereof.
UCC means the Uniform Commercial Code, including each such provision as it may subsequently be renumbered, as enacted in the State of New York or other applicable jurisdiction, as amended at the time in question.
3. SECURITY INTEREST. In order to secure the full and complete payment and performance of the Obligation when due, Debtor hereby grants to Holder Representative for the benefit of the holders of the Notes a Security Interest in all of Debtor’s rights, titles, and interests in and to the Collateral and pledges, collaterally transfers, and assigns the Collateral to Holder Representative for the benefit of the holders of the Notes, all upon and subject to the terms and conditions of this Security Agreement. Such Security Interest is granted and pledge and assignment are made as security only and shall not subject Holder Representative to, or transfer or in any way affect or modify, any obligation of Debtor with respect to any of the Collateral or any transaction involving or giving rise thereto. If the grant, pledge, or collateral transfer or assignment of any specific item of the Collateral is expressly prohibited by any contract or by law, then the Security Interest created hereby nonetheless remains effective to the extent allowed by such contract, the UCC or other applicable laws, but is otherwise limited by that prohibition.

4. COLLATERAL. As used herein, the term “Collateral” means the following items and types of property, wherever located, now owned or in the future acquired by Debtor, and all proceeds and products thereof, and any substitutes or replacements therefor:
(a) All accounts, chattel paper (whether tangible or electronic), goods (including inventory, equipment, and any accessions thereto), software, instruments, investment property, documents, deposit accounts, money, commercial tort claims, letters of credit or letter-of-credit rights, supporting obligations, tax refunds, general intangibles (including payment intangibles) and all books and records pertaining to the foregoing;
(b) (i) All copyrights (whether statutory or common law, registered or unregistered), works protectable by copyright, copyright registrations, copyright licenses, and copyright applications of Debtor, including, without limitation, all of Debtor’s right, title, and interest in and to all copyrights registered in the United States Copyright Office or anywhere else in the world and also including, without limitation, the copyrights set forth on Schedule B; (ii) all renewals, extensions, and modifications thereof; (iii) all income, licenses, royalties, damages, profits, and payments relating to or payable under any of the foregoing; (iv) the right to sue for past, present, or future infringements of any of the foregoing; and (v) all other rights and benefits relating to any of the foregoing throughout the world; in each case, whether now owned or hereafter acquired by Debtor (the “Copyrights”);
(c) (i) All patents, patent applications, patent licenses, and patentable inventions of Debtor, including, without limitation, registrations, recordings, and applications thereof in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, including, without limitation, those set forth on Schedule B, and all of the inventions and improvements described and claimed therein; (ii) all continuations, divisions, renewals, extensions, modifications, substitutions, reexaminations, continuations-in-part, or reissues of any of the foregoing; (iii) all income, royalties, profits, damages, awards, and payments relating to or payable under any of the foregoing; (iv) the right to sue for past, present, and future infringements of any of the foregoing; and (v) all other rights and benefits relating to any of the foregoing throughout the world; in each case, whether now owned or hereafter acquired by Debtor (the “Patents”);
(d) (i) All trademarks, trademark licenses, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos, other business identifiers, all registrations, recordings, and applications thereof, including, without limitation, registrations, recordings, and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, including, without limitation, those set forth on Schedule B; (ii) all reissues, extensions, and renewals thereof; (iii) all income, royalties, damages, and payments now or hereafter relating to or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements of any of the foregoing; (iv) the right to sue for past, present, and future infringements of any of the foregoing; (v) all rights corresponding to any of the foregoing throughout the world; and (vi) all goodwill associated with and symbolized by any of the foregoing, in each case, whether now owned or hereafter acquired by Debtor (the “Trademarks”, and collectively with the Copyrights and the Patents, the “Intellectual Property”); provided that (i) with respect to any Trademarks, applications in the United States Patent and Trademark Office to register Trademarks or service marks on the basis of the Company’s “intent to use” such Trademarks or service marks will not be deemed to be Collateral unless and until a “Statement of Use” or “Amendment to Allege Use” has been filed and accepted in the United States Patent and Trademark Office, whereupon such application shall be automatically subject to the security interest granted herein and deemed to be included in the Collateral;

(e) All present and future distributions, income, increases, profits, combinations, reclassifications, improvements, and products of, accessions, attachments, and other additions to, tools, parts, and equipment used in connection with, and substitutes and replacements for, all or part of the Collateral described above;
(f) All present and future accounts, contract rights, general intangibles, chattel paper, documents, instruments, cash and noncash proceeds, and other rights arising from or by virtue of, or from the voluntary or involuntary sale or other disposition of, or collections with respect to, or insurance proceeds payable with respect to, or proceeds payable by virtue of warranty or other claims against the manufacturer of, or claims against any other person or entity with respect to, all or any part of the Collateral heretofore described in this clause or otherwise; and
(g) All present and future security for the payment to Debtor of any of the Collateral described above and goods which gave or will give rise to any such Collateral or are evidenced, identified, or represented therein or thereby.
The description of the Collateral contained in this Section 4 shall not be deemed to permit any action prohibited by this Security Agreement or by the terms incorporated in this Security Agreement. Furthermore, notwithstanding any contrary provision, Debtor agrees that, if, but for the application of this paragraph, granting a Security Interest in the Collateral would constitute a fraudulent conveyance under 11 U.S.C. § 548 or a fraudulent conveyance or transfer under any state fraudulent conveyance, fraudulent transfer, or similar law in effect from time to time (each a “fraudulent conveyance”), then the Security Interest remains enforceable to the maximum extent possible without causing such Security Interest to be a fraudulent conveyance, and this Security Agreement is automatically amended to carry out the intent of this paragraph. For the sake of clarity, the Debtor and Holder Representative acknowledge and agree that Collateral does not include the interests owned by Optics 1, Inc. in certain Intellectual Property that is co-owned by Optics 1, Inc. and Debtor.
5. REPRESENTATIONS AND WARRANTIES. Debtor represents and warrants to Holder Representative as of the date hereof that:
(a) Transaction Documents. Certain representations and warranties in the Transaction Documents are applicable to it or its assets or operations, and each such representation and warranty is true and correct.

(b) Binding Obligation/Perfection. This Security Agreement creates a legal, valid, and binding Security Interest in and to the Collateral in favor of Holder Representative and enforceable against Debtor except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally, and except for judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies. For Collateral in which the Security Interest may be perfected by the filing of Financing Statements, once those Financing Statements have been properly filed in the jurisdiction described on Schedule A hereto, and, in the case of the Registered IP (as defined below) with respect to which a security interest may be perfected by filing, recording or registration in the United States (or any political subdivisions thereof) and its territories and possessions, upon the receipt and recording of a short form of this Security Agreement with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, the Security Interest in such Collateral will be fully perfected, subject only to Permitted Liens. Other than the Financing Statements and with respect to this Security Agreement, there are no other financing statements or control agreements covering any Collateral, other than those evidencing Permitted Liens. The creation of the Security Interest does not require the consent of any person or entity that has not been obtained.
(c) Debtor Information. Debtor’s exact legal name, mailing address, jurisdiction of organization, type of entity, and state issued organizational identification number are as set forth on Schedule A hereto.
(d) Location/Fixtures. (i) Debtor’s place of business and chief executive office is where Debtor is entitled to receive notices hereunder; the present and foreseeable location of Debtor’s books and records concerning any of the Collateral that is accounts is as set forth on Schedule A hereto, and the location of all other Collateral, including, without limitation, Debtor’s inventory and equipment is as set forth on Schedule A hereto; and, except as noted on Schedule A hereto, all such books, records, and Collateral are in Debtor’s possession.
(e) Governmental Authority. No authorization, approval, or other action by, and no notice to or filing with, any governmental authority is required for the pledge by Debtor of the Collateral pursuant to this Security Agreement or for the execution, delivery, or performance of this Security Agreement by Debtor, other than filings with applicable governmental authorities to perfect the security interests created hereby.
(f) Liens. Debtor owns all existing Collateral free and clear of all liens, except Permitted Liens.
(g) Intellectual Property.
(i) All of Debtor’s interests in the Debtor’s issued Patents, Patent applications, registered Trademarks, Trademark applications, registered Copyrights, and Copyright applications are identified on Schedule B hereto (the “Registered IP”). Debtor hereby agrees to deliver to Holder Representative, within 30 days of the date hereof, fully executed short forms of this Security Agreement in substantially the form attached as Exhibits I, II and III, as applicable, containing a description of the Registered IP consisting of Patents or Patent applications, Trademarks or Trademark applications or Copyrights or Copyright applications, as applicable, for recording by the United States Patent and Trademark Office or the United States Copyright Office, as applicable.
(ii) Debtor is the owner of the Registered IP included in the Collateral, free and clear of any liens other than (A) any Permitted Liens or (B) any licenses permitted by Section 8(c).

6. COVENANTS. Until the Obligation is paid and performed in full, Debtor covenants and agrees with Holder Representative that Debtor will:
(a) Information/Record of Collateral. Maintain, at the place where Debtor is entitled to receive notices under the Notes, a current record of where all material Collateral is located, permit representatives of Holder Representative at any time, upon reasonable prior written notice during normal business hours to inspect and make abstracts from such records (provided, that so long as no Default exists, Holder Representative shall conduct such inspections no more frequently than annually), and furnish to Holder Representative, at such intervals as Holder Representative may reasonably request, such documents, lists, descriptions, certificates, and other information as may be reasonably necessary or proper to keep Holder Representative informed with respect to the identity, location, and status of the Collateral.
(b) Schedules. Notwithstanding any other provision herein, Debtor’s failure to describe any Collateral required to be listed on any schedule hereto shall not impair Holder Representative’s Security Interest therein.
(c) Obligations. Notwithstanding anything contained herein to the contrary, (i) Debtor shall remain liable under the contracts, agreements, documents, and instruments included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Security Agreement had not been executed, and (ii) unless and until Holder Representative forecloses thereon and becomes the owner thereof pursuant to the exercise of its remedies hereunder, Holder Representative shall not have any liability or obligation under any of such contracts, agreements, documents and instruments, and Holder Representative shall not be obligated to perform any of the obligations or duties of Debtor thereunder or to take any action to collect or enforce any claim for payment assigned thereunder.
(d) Notices. (i) Except as may be otherwise expressly permitted under the terms of the Transaction Documents, promptly notify Holder Representative of (A) any claim, action, or proceeding that materially affects title to all or any of the Collateral or the Security Interest; (B) any material damage to or loss of any material Collateral, and (C) the occurrence of any other event or condition (including, without limitation, matters as to lien priority) that could have a material adverse effect on the Collateral (taken as a whole) or the Security Interest created hereunder; and (ii) give Holder Representative thirty (30) days written notice before any proposed (A) relocation of its principal place of business or chief executive office, (B) change of its name or identity; (C) relocation of the place where its books and records concerning its accounts are kept; (D) relocation of any Collateral (other than delivery of inventory in the ordinary course of business to third party contractors for processing and sales of inventory in the ordinary course of business or as permitted by the Transaction Documents) to a location not described on the attached Schedule A, and (E) change of its jurisdiction of organization or organizational identification number, as applicable. Prior to making any of the changes contemplated in clause (ii) preceding, Debtor shall execute and deliver all such additional documents and perform all additional acts as Holder Representative may reasonably request in order to continue or maintain the existence and priority of the Security Interest in all of the Collateral.

(e) Further Assurances. At Debtor’s expense and Holder Representative’s reasonable request (i) after a Default, file or cause to be filed such applications and take such other actions as Holder Representative may reasonably request to obtain the consent or approval of any governmental authority to Holder Representative’s rights hereunder, including, without limitation, the right to sell all the Collateral upon a Default without additional consent or approval from such governmental authority (and, because Debtor agrees that Holder Representative’s remedies at law for failure of Debtor to comply with this provision would be inadequate and that such failure would not be adequately compensable in damages, Debtor agrees that its covenants in this provision may be specifically enforced); (ii) from time to time, either before or after a Default, promptly execute and deliver to Holder Representative all such other assignments, certificates, supplemental documents, and financing statements, and do all other acts or things as Holder Representative may reasonably request in order to more fully create, evidence, perfect, continue, and preserve the priority of the Security Interest and to carry out the provisions of this Security Agreement; and (iii) either before or after a Default, pay all filing fees in connection with any financing, continuation, or termination statement or other instrument with respect to the Security Interest.
(f) Encumbrances. Not create, permit, or suffer to exist, and shall defend the Collateral against, any lien or other encumbrance on the Collateral other than Permitted Liens, and shall defend Debtor’s rights in the Collateral and Holder Representative’s Security Interest in, the Collateral against the claims and demands of all persons or entities except those holding or claiming Permitted Liens.
(g) Collection of Accounts. In accordance with prudent business practices, endeavor to collect or cause to be collected from each account debtor under its accounts, as and when due, any and all amounts owing under such accounts.
(h) Intellectual Property.
(i) Give Holder Representative prompt written notice if Debtor shall obtain rights to or become entitled to the benefit of any additional issued patents, registered trademarks or registered copyrights (or makes application therefor) that are not identified on Schedule B hereto; promptly (but in no event later than 30 days thereafter) deliver to Holder Representative an appropriate short form of this Security Agreement in substantially the form of Exhibit I, II or III, as applicable, containing a description of such additional Registered IP, for recording by the United States Patent and Trademark Office or the United States Copyright Office, as applicable; and cooperate as reasonably necessary to enable Holder Representative to make such recordations.
(ii) If a Default exists, use its reasonable efforts to obtain any consents, waivers, or agreements necessary to enable Holder Representative to exercise its rights and remedies with respect to the Intellectual Property.

(iii) Not transfer, assign or otherwise dispose of any of the Intellectual Property included in the Collateral except as permitted in the Note.
(iv) Except to the extent that failure to act could not reasonably be expected to have a Material Adverse Effect, take all commercially reasonable steps necessary to (x) maintain the validity and enforceability of any Registered IP and maintain such Registered IP in full force and effect and (y) pursue the application, obtain the relevant registration and maintain the registration of each of its Patents, Trademarks and Copyrights, including, without limitation, by the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.
(v) Except to the extent that failure to act could not reasonably be expected to have a Material Adverse Effect, not do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property may lapse, be terminated, or become invalid or unenforceable or placed in the public domain (or in case of a trade secret, lose its competitive value).
(vi) Except to the extent that failure to act could not reasonably be expected to have a Material Adverse Effect, take all commercially reasonable steps to preserve and protect each item of its Intellectual Property, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all commercially reasonable steps necessary to ensure that all licensed users of any of the Trademarks abide by the applicable license’s terms with respect to the standards of quality.
Notwithstanding the foregoing provisions of this subsection (i) or anything to the contrary in this Security Agreement, nothing in this Security Agreement shall prevent Debtor from discontinuing the use or maintenance of any of its Intellectual Property, the enforcement of its license agreements or the pursuit of actions against infringers, if Debtor determines in its reasonable business judgment that such discontinuance is desirable in the conduct of its business.
7. DEFAULT; REMEDIES. If a Default exists, Holder Representative may, at its election (but subject to Section 9 below and to the terms and conditions of the Transaction Documents), exercise any and all rights available to a secured party under the UCC, in addition to any and all other rights afforded by the Transaction Documents, at law, in equity, or otherwise, including, without limitation, (a) requiring Debtor to assemble all or part of the Collateral and make it available to Holder Representative at a place to be designated by Holder Representative which is reasonably convenient to Debtor and Holder Representative, (b) surrendering any policies of insurance on all or part of the Collateral and receiving and applying the unearned premiums as a credit on the Obligation, (c) applying by appropriate judicial proceedings for appointment of a receiver for all or part of the Collateral (and Debtor hereby consents to any such appointment), and (d) applying to the Obligation any cash held by Holder Representative under this Security Agreement.

(a) Notice. Reasonable notification of the time and place of any public sale of the Collateral, or reasonable notification of the time after which any private sale or other intended disposition of the Collateral is to be made, shall be sent to Debtor and to any other person or entity entitled to notice under the UCC. It is agreed that notice sent or given not less than ten calendar days prior to the taking of the action to which the notice relates is reasonable notification and notice for the purposes of this subparagraph.
(b) Condition of Collateral; Warranties. Holder Representative has no obligation to clean-up or otherwise prepare the Collateral for sale. Holder Representative may sell the Collateral without giving any warranties as to the Collateral. Holder Representative may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.
(c) Compliance with Other Laws. Holder Representative may comply with any applicable state or federal laws in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.
(d) Application of Proceeds. Holder Representative shall apply the proceeds of any sale or other disposition of the Collateral under this Section 7 in the following order: first, to the payment of all expenses incurred in retaking, holding, and preparing any of the Collateral for sale(s) or other disposition, in arranging for such sale(s) or other disposition, and in actually selling or disposing of the same (all of which are part of the Obligation); second, toward repayment of amounts expended by Holder Representative under Section 8; and third, toward payment of the balance of the Obligation in the order and manner as Holder Representative determines in its sole discretion. Any surplus remaining shall be delivered to Debtor or as a court of competent jurisdiction may direct. If the proceeds are insufficient to pay the Obligation in full, then Debtor shall remain liable for any deficiency.
(e) Sales on Credit. If Holder Representative sells any of the Collateral upon credit, Debtor will be credited only with payments actually made by the purchaser, received by the Holder Representative, and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Holder Representative may resell the Collateral and Debtor shall be credited with the proceeds of the sale.
8. OTHER RIGHTS OF HOLDER REPRESENTATIVE.
(a) Performance. If Debtor fails to pay when due all taxes on any of the Collateral in the manner required by the Transaction Documents, or fails to preserve the priority of the Security Interest in any of the Collateral, or fails to keep the Collateral insured as required by the Transaction Documents, or otherwise fails to perform any of its obligations under the Transaction Documents with respect to the Collateral, then Holder Representative may, at its option, but without being required to do so, and upon prior written notice to Debtor if no Default otherwise exists, pay such taxes, prosecute or defend any suits in relation to the Collateral, or insure and keep insured the Collateral in any amount deemed appropriate by Holder Representative, or take all other action which Debtor is required, but has failed or refused, to take under the Transaction Documents. Any sum which may be expended or paid by Holder Representative under this subparagraph (including, without limitation, court costs and reasonable attorneys’ fees) shall be payable by Debtor to Holder Representative upon demand and shall be part of the Obligation.

(b) Collection. If a Default exists and upon written notice from Holder Representative, each Collateral Obligor with respect to any payments on any of the Collateral (including, without limitation, insurance proceeds payable by reason of loss or damage to any of the Collateral) is hereby authorized and directed by Debtor to make payment directly to Holder Representative, regardless of whether Debtor was previously making collections thereon. Until such notice is given, Debtor is authorized to retain and expend all payments made on Collateral. If a Default exists, Holder Representative shall have the right in its own name or in the name of Debtor to compromise or extend time of payment with respect to all or any portion of the Collateral for such amounts and upon such terms as Holder Representative may determine; to demand, collect, receive, receipt for, sue for, compound, and give acquittances for any and all amounts due or to become due with respect to Collateral; to take control of cash and other proceeds of any Collateral; to endorse the name of Debtor on any notes, acceptances, checks, drafts, money orders, or other evidences of payment on Collateral that may come into the possession of Holder Representative; to sign the name of Debtor on any invoice or bill of lading relating to any Collateral, on any drafts against Collateral Obligors or other persons or entities making payment with respect to Collateral, on assignments and verifications of accounts or other Collateral and on notices to Collateral Obligors making payment with respect to Collateral; to send requests for verification of obligations to any Collateral Obligor; and to do all other acts and things necessary to carry out the intent of this Security Agreement. If a Default exists and any Collateral Obligor fails or refuses to make payment on any Collateral when due, Holder Representative is authorized, in its sole discretion, either in its own name or in the name of Debtor, to take such action as Holder Representative shall deem appropriate for the collection of any amounts owed with respect to Collateral or upon which a delinquency exists. Regardless of any other provision hereof, however, Holder Representative shall never be liable for its failure to collect, or for its failure to exercise diligence in the collection of, any amounts owed with respect to Collateral, nor shall it be under any duty whatsoever to anyone except Debtor to account for funds that it shall actually receive hereunder.
(c) Intellectual Property. For purposes of enabling Holder Representative to exercise its rights and remedies under this Security Agreement and enabling Holder Representative and its successors and assigns to enjoy the full benefits of the Collateral, Debtor hereby grants to Holder Representative an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to Debtor) to use, license, or sublicense any of Debtor’s rights in the Intellectual Property to the extent such rights are transferable but only during such time as a Default exists. During the existence of a Default, Debtor shall provide Holder Representative with reasonable access to all media in which any of the Intellectual Property may be recorded or stored and all computer programs used for the completion or printout thereof. This license shall also inure to the benefit of all successors, assigns, and transferees of Holder Representative. If a Default exists, Holder Representative may require that Debtor assign all of its right, title, and interest in and to the Intellectual Property or any part thereof to Holder Representative or such other person or entity as Holder Representative may designate pursuant to documents satisfactory to Holder Representative. If no Default exists, then Debtor shall have the exclusive right and license to use the Intellectual Property in the ordinary course of business and the exclusive right to grant to other persons or entities licenses and sublicenses with respect to the Intellectual Property.

(d) Use and Operation of Collateral. Should any Collateral come into the possession of Holder Representative while a Default exists, Holder Representative may use or operate such Collateral for the purpose of preserving it or its value pursuant to the order of a court of appropriate jurisdiction or in accordance with any other rights held by Holder Representative in respect of such Collateral. Debtor covenants to promptly reimburse and pay to Holder Representative, at Holder Representative’s request, the amount of all reasonable expenses (including, without limitation, the cost of any insurance and payment of taxes or other charges) incurred by Holder Representative in connection with its custody and preservation of Collateral, and all such expenses, costs, taxes and other charges shall be payable by Debtor to Holder Representative upon demand and shall become part of the Obligation. However, the risk of accidental loss or damage to, or diminution in value of, Collateral is on Debtor, and Holder Representative shall have no liability whatever for failure to obtain or maintain insurance, nor to determine whether any insurance ever in force is adequate as to amount or as to the risks insured. With respect to Collateral that is in the possession of Holder Representative, Holder Representative shall have no duty to fix or preserve rights against prior parties to such Collateral and shall never be liable for any failure to use diligence to collect any amount payable in respect of such Collateral, but shall be liable only to exercise reasonable care in the safekeeping of any Collateral in its possession (it being agreed that treatment substantially equal to that which the Holder Representative accords its own property shall be deemed to constitute the exercise of reasonable care) and to account to Debtor for what it may actually collect or receive thereon. The provisions of this subparagraph are only applicable during the existence of a Default.
(e) Power of Attorney. Debtor hereby irrevocably constitutes and appoints Holder Representative and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of Debtor or in its own name, while a Default exists, to take any and all action and to execute any and all documents and instruments which Holder Representative at any time and from time to time deems necessary or desirable to accomplish the purposes of this Security Agreement and, without limiting the generality of the foregoing, Debtor hereby gives Holder Representative the power and right on behalf of Debtor and in its own name to do any of the following while a Default exists, without notice to or the consent of Debtor:
(i) to use the Intellectual Property or to grant or issue any exclusive or non-exclusive license under the Intellectual Property to anyone else, and to perform any act necessary for the Holder Representative to assign, pledge, convey, or otherwise transfer title in or dispose of the Intellectual Property to any other person or entity;
(ii) to demand, sue for, collect, or receive, in the name of Debtor or in its own name, any money or property at any time payable or receivable on account of or in exchange for any of the Collateral and, in connection therewith, endorse checks, notes, drafts, acceptances, money orders, documents of title or any other instruments for the payment of money under the Collateral or any policy of insurance;

(iii) to pay or discharge taxes, liens, or other encumbrances levied or placed on or threatened against the Collateral;
(iv) to notify post office authorities to change the address for delivery of Debtor to an address designated by Holder Representative and to receive, open, and dispose of mail addressed to Debtor; and
(v) (A) to direct account debtors and any other parties liable for any payment under any of the Collateral to make payment of any and all monies due and to become due thereunder directly to Holder Representative or as Holder Representative shall direct; (B) to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, proxies, stock powers, verifications, and notices in connection with accounts and other documents relating to the Collateral; (D) to commence and prosecute any suit, action, or proceeding at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action, or proceeding brought against Debtor with respect to any Collateral; (F) to settle, compromise, or adjust any suit, action, or proceeding described above and, in connection therewith, to give such discharges or releases as Holder Representative may deem appropriate; (G) to exchange any of the Collateral for other property upon any merger, consolidation, reorganization, recapitalization, or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Collateral with any committee, depositary, transfer agent, registrar, or other designated agency upon such terms as Holder Representative may determine; (H) to add or release any guarantor, indorser, surety, or other party to any of the Collateral; (I) to renew, extend, or otherwise change the terms and conditions of any of the Collateral; (J) to endorse Debtor’s name on all applications, documents, papers, and instruments necessary or desirable in order for Holder Representative to use or maintain any of the Intellectual Property; (K) to make, settle, compromise or adjust any claims under or pertaining to any of the Collateral (including claims under any policy of insurance); (L) to file on behalf of Debtor any financing statements or continuation statements with respect to the Security Interests created hereby, and to do any and all acts and things to protect and preserve the Collateral, including, without limitation, the protection and prosecution of all rights included in the Collateral; and (M) to sell, transfer, pledge, convey, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Holder Representative were the absolute owner thereof for all purposes, and to do, at Holder Representative’s option and Debtor’s expense, at any time, or from time to time, all acts and things which Holder Representative deems necessary to protect, preserve, maintain, or realize upon the Collateral and Holder Representative’s Security Interest therein. This power of attorney is a power coupled with an interest and shall be irrevocable unless or until all principal and interest payable under the Note have been repaid in full. Holder Representative shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges, and options expressly or implicitly granted to Holder Representative in this Security Agreement, and shall not be liable for any failure to do so or any delay in doing so. Neither Holder Representative nor any person or entity designated by Holder Representative shall be liable for any act or omission or for any error of judgment or any mistake of fact or law. This power of attorney is conferred on Holder Representative solely to protect, preserve, maintain, and realize upon its Security Interest in the Collateral. Holder Representative shall not be responsible for any decline in the value of the Collateral and shall not be required to take any steps to preserve rights against prior parties or to protect, preserve, or maintain any Lien given to secure the Collateral; provided, however, that the Holder Representative shall use reasonable care in the safekeeping of any Collateral in its possession (it being agreed that treatment substantially equal to that which the Holder Representative accords its own property shall be deemed to constitute the exercise of reasonable care).
(f) Holder Representative’s Fees and Expenses; Indemnification.
(i) The parties hereto agree that Holder Representative shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 20(f) of the Notes.
(ii) Debtor hereby assumes all liability for the Collateral, for the Security Interest, and for any use, possession, maintenance, and management of, all or any of the Collateral, including, without limitation, any transfer taxes arising as a result of, or in connection with, the transactions contemplated herein, and agrees to assume liability for, and to indemnify and hold Holder Representative harmless from and against, any and all claims, causes of action, or liability, for injuries to or deaths of persons or entities and damage to property, howsoever arising from or incident to such use, possession, maintenance, and management, whether such persons or entities be agents or employees of Debtor or of third parties, or such damage be to property of Debtor or of others; provided, however, that the indemnity set forth in this Section 8(f) will not apply to any such claims, causes of action or liability caused by the gross negligence, bad faith or willful misconduct of Holder Representative.
9. SUBORDINATION OF LIENS. It is a requirement of the Existing Secured Note, the New Secured Notes and of the Summit Consent Letter that the liens or security interests securing the Notes be subordinate and junior to the liens and security interests securing the Indebtedness of the Company in respect of the Existing Secured Note, the New Secured Notes and the Summit Debt, respectively. Accordingly, and notwithstanding anything contained herein or in the other Transaction Documents, the Holder Representative, on behalf of the holders of the Notes, hereby covenants and agrees with the Company as follows:
(a) Acknowledgment. The Holder Representative acknowledges that the Existing Secured Note Holder, the New Secured Note Holders and the Previous Convertible Note Holders have been granted a security interest in the Collateral and that Summit has been granted a security interest in a portion of the Collateral. The Holder Representative acknowledges and agrees that the security interest granted to it in the Collateral for the benefit of the holders of the Notes is subordinated to the respective security interests of the Existing Secured Note Holder, the New Secured Note Holders and Summit in the Collateral (to the extent that a security interest in the Collateral has been granted to such Person) and is on parity with the security interests of the Previous Convertible Note Holders in the Collateral (to the extent that a security interest in the Collateral has been granted to such Person), all in the manner and pursuant to the terms set forth in this Section 9.

(b) Priority of Liens. The Holder Representative hereby confirms that regardless of the relative times of attachment or perfection thereof, and regardless of anything in any Transaction Document to the contrary, any security interests or liens granted from time to time to the Existing Secured Note Holder, the New Secured Note Holders or Summit in all or any part of the Collateral as security for the Existing Secured Debt, the New Secured Debt or the Summit Debt, as applicable, shall in all respects be first and senior security interests and liens, superior to any security interests or liens at any time granted to the Holder Representative for the benefit of the holders of the Notes in such Collateral as security for the Obligations, and any security interests or liens granted from time to time to the Previous Convertible Note Holders in all or any part of the Collateral as security for the Previous Convertible Debt shall in all respects be pari passu security interests and liens, on parity with any security interests or liens at any time granted to the Holder Representative for the benefit of the holders of the Notes in such Collateral as security for the Obligations. The priorities specified herein are applicable irrespective of the time, order or method of attachment or perfection of security interests or the time or order of filing of financing statements. The Holder Representative agrees on behalf of the holders of the Notes not to seek to challenge, to avoid, to subordinate or to contest or directly or indirectly to support any other Person in challenging, avoiding, subordinating or contesting in any judicial or other proceeding, including, without limitation, any Proceeding involving the Company, the priority, validity, extent, perfection or enforceability of any lien held by the Existing Secured Note Holder, the New Secured Note Holders, the Previous Convertible Note Holders or Summit in all or any part of the Collateral.
(c) Release of Collateral. If, in connection with the exercise by any of the Existing Secured Note Holder, the New Secured Note Holders, the Previous Convertible Note Holders or Summit of its or their rights and remedies in respect of the Collateral, the Existing Secured Note Holder, the New Secured Note Holders, the Previous Convertible Note Holders or Summit, as applicable, release any of its or their liens on any part of the Collateral, then the liens, if any, of the Holder Representative, for itself and on behalf of the holders of the Notes, shall be automatically, unconditionally and simultaneously released; provided, that after the Existing Secured Debt, the New Secured Debt and (if secured by liens on such Collateral) the Summit Debt have each been indefeasibly paid in full in cash, the balance, if any, of the proceeds of such Collateral shall be applied to the Obligations for the benefit of the holders of the Notes and the Previous Convertible Notes on a pari passu basis. The Holder Representative agrees promptly to execute and deliver to the Company, the Existing Secured Note Holder, the New Secured Note Holders, the Previous Convertible Note Holders or Summit (as applicable) such termination statements, releases and other documents as the Existing Secured Note Holder, the New Secured Note Holders, the Previous Convertible Note Holders or Summit (as applicable) may reasonably require to effectively confirm such release.

(d) No Improvements. This Section 9 shall not be construed in any way to limit or impair the right of (i) the Holder Representative to bid for and purchase any Collateral at any private sale, public sale or judicial foreclosure upon such Collateral initiated by the Existing Secured Note Holder, the New Secured Note Holders or Summit, (ii) the Holder Representative to join (but not control) any foreclosure or other judicial lien enforcement proceeding with respect to the Collateral initiated by the Existing Secured Note Holder, the New Secured Note Holders or Summit thereon, so long as it does not delay or interfere with the exercise by the Existing Secured Note Holder, the New Secured Note Holders or Summit (as applicable) of its or their rights and (iii) subject to the terms of this Security Agreement, the right of the Holder Representative to receive payments from the proceeds of the collection, sale or other disposition of any Collateral after the Existing Secured Debt, the New Secured Debt and the Summit Debt (if secured by liens on such Collateral) has been indefeasibly paid in full in cash.
10. MISCELLANEOUS.
(a) Continuing Security Interest. This Security Agreement creates a continuing security interest in the Collateral and shall (i) remain in full force and effect until the Obligation is paid and performed in full; and (ii) inure to the benefit of and be enforceable by Holder Representative and its successors, transferees, and assigns. Without limiting the generality of the foregoing clause (ii), Holder Representative may assign or otherwise transfer any of their respective rights under this Security Agreement to any other person or entity upon ten business days prior written notice to Debtor provided that the assignee agrees to be bound by the terms and conditions of the Transaction Documents. To the extent of such assignment or transfer, such person or entity shall thereupon become vested with all the rights and benefits in respect thereof granted herein or otherwise to Holder Representative. Upon payment in full of the Obligation, Debtor shall be entitled to the return, upon its request and at its expense, of (i) any confidential information provided to Holder Representative or its agents or assignees pursuant to the Transaction Documents and (ii) such of the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof.
(b) Termination and Release.
(i) Upon the full and final payment and performance of the Obligation, this Security Agreement shall automatically terminate.
(ii) The liens created by this Security Agreement on any of the Collateral shall be automatically released if Debtor disposes of such Collateral pursuant to a transaction permitted by the Note.
(iii) In connection with any termination or release pursuant to clauses (i) or (ii), Holder Representative shall promptly execute and deliver to Debtor, at Debtor’s expense, all documents that Debtor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 10(b)(iii) shall be without recourse to or warranty by Holder Representative.

(c) Actions Not Releases. The Security Interest and Debtor’s obligations and Holder Representative’s rights hereunder shall not be released, diminished, impaired, or adversely affected by the occurrence of any one or more of the following events: (i) the taking or accepting of any other security or assurance for any or all of the Obligation; (ii) any release, surrender, exchange, subordination, or loss of any security or assurance at any time existing in connection with any or all of the Obligation; (iii) the modification of, amendment to, or waiver of compliance with any terms of any of the other Transaction Documents without the notification or consent of Debtor, except as required therein; (iv) the insolvency, bankruptcy, or lack of corporate or trust power of any party at any time liable for the payment of any or all of the Obligation, whether now existing or hereafter occurring; (v) any renewal, extension, or rearrangement of the payment of any or all of the Obligation, either with or without notice to or consent of Debtor, or any adjustment, indulgence, forbearance, or compromise that may be granted or given by Holder Representative to Debtor; (vi) any neglect, delay, omission, failure, or refusal of Holder Representative to take or prosecute any action in connection with any other agreement, document, guaranty, or instrument evidencing, securing, or assuring the payment of all or any of the Obligation; (vii) any failure of Holder Representative to notify Debtor of any renewal, extension, or assignment of the Obligation or any part thereof, or the release of any Collateral or other security, or of any other action taken or refrained from being taken by Holder Representative against Debtor or any new agreement between or among Holder Representative and Debtor, it being understood that except as expressly provided herein or required by law, Holder Representative shall not be required to give Debtor any notice of any kind under any circumstances whatsoever with respect to or in connection with the Obligation, including, without limitation, notice of acceptance of this Security Agreement or any Collateral ever delivered to or for the account of Holder Representative hereunder; (viii) the illegality, invalidity, or unenforceability of all or any part of the Obligation against any party obligated with respect thereto by reason of the fact that the Obligation, or the interest paid or payable with respect thereto, exceeds the amount permitted by applicable laws, the act of creating the Obligation, or any part thereof, is ultra vires, or the officers, partners, or trustees creating same acted in excess of their authority, or for any other reason; or (ix) if any payment by any party obligated with respect thereto is held to constitute a preference under applicable laws or for any other reason Holder Representative is required to refund such payment or pay the amount thereof to someone else.
(d) Waivers. Except to the extent expressly otherwise provided herein or in other Transaction Documents and to the fullest extent permitted by applicable laws, Debtor waives (i) any right to require Holder Representative to proceed against any other person or entity, to exhaust its rights in Collateral, or to pursue any other right which Holder Representative may have; (ii) with respect to the Obligation, presentment and demand for payment, protest, notice of protest and nonpayment, and notice of the intention to accelerate; and (iii) all rights of marshaling in respect of any and all of the Collateral.
(e) Financing Statement; Authorization. Debtor hereby irrevocably authorizes Holder Representative at any time and from time to time to file in any UCC jurisdiction any initial financing statements and amendments thereto (without the requirement for Debtor’s signature thereon) that (i) indicate the Collateral (A) as all assets of Debtor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of the state or such jurisdiction or whether such assets are included in the Collateral hereunder, or (B) as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by Article 9 of the UCC of the state or such jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Company is an organization, the type of organization, and any organization identification number issued to Debtor. Debtor agrees to furnish any such information to Holder Representative promptly upon request.

(f) Amendments. This Security Agreement may be amended only by an instrument in writing executed jointly by Debtor and Holder Representative, and supplemented only by documents delivered or to be delivered in accordance with the express terms hereof.
(g) Multiple Counterparts. This Security Agreement has been executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of this Security Agreement, it shall not be necessary to produce or account for more than one such counterpart.
(h) Parties Bound; Assignment. This Security Agreement shall be binding on Debtor and Debtor’s heirs, legal representatives, successors, and assigns and shall inure to the benefit of Holder Representative and Holder Representative’s successors and assigns; provided that Debtor may not, without the prior written consent of Holder Representative, assign any rights, duties, or obligations hereunder.
(i) General Authority of Holder Representative. By acceptance of the benefits of this Security Agreement, each holder of the Notes (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of Holder Representative as its agent hereunder, (b) to confirm that Holder Representative shall have the authority to act as the exclusive agent of such Person for the enforcement of any provisions of this Security Agreement against Debtor, the exercise of remedies hereunder and the giving or withholding of any consent or approval hereunder relating to any Collateral or Debtor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Security Agreement against Debtor, to exercise any remedy hereunder or to give any consents or approvals hereunder except as expressly provided in this Security Agreement or in the Notes and (d) to agree to be bound by the terms of this Security Agreement.
(j) GOVERNING LAW. THIS SECURITY AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS NOTE SHALL BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTIONS) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTIONS OTHER THAN THE STATE OF NEW YORK.
Remainder of Page Intentionally Blank.
Signature Page to Follow.

EXECUTED as of the date first stated in this Security Agreement.

DEBTOR: IRVINE SENSORS CORPORATION
By:	/c/ John J. Stuart, Jr.
	Name:	John J. Stuart, Jr.
	Title:	Sr. VP & CFO

Signature Page to Security Agreement

HOLDER REPRESENTATIVE:

COSTA BRAVA PARTNERSHIP III L.P.

By:	Roark, Rearden & Hamot, LLC, its General Partner

By:	/s/ Seth W. Hamot Name: Seth W. Hamot Title: President
Signature Page to Security Agreement

as a Holder of Notes

By:

Name:
Title:
Signature Page to Security Agreement

SCHEDULE A
DEBTOR INFORMATION AND LOCATION OF COLLATERAL

A. Exact Legal Name of Debtor:	Irvine Sensors Corporation

B. Mailing Address of Debtor:	3001 Red Hill Avenue, Building 4, Suite 108 Costa Mesa, California 92626

C. Type of Entity:	Corporation

D. Jurisdiction of Organization:	Delaware

E. State Issued Organizational Identification Number:	2149404

F. Location of Books and Records:	3001 Red Hill Avenue, Buildings 3 and 4, Suite 108 Costa Mesa, California 92626

G. Location(s) of Collateral:	3001 Red Hill Avenue, Buildings 3 and 4, Suite 108 Costa Mesa, California 92626

Certain of Debtor’s assets that are co-owned by Optics 1, Inc. pursuant to that teaming agreement between Optics 1, Inc. and Debtor may be located at the offices of Optics 1, Inc. located at 1050 Holt Avenue, Manchester, New Hampshire 03109.

H. Jurisdiction(s) for Filing Financing Statements:	Delaware